Exhibit 99.1




                      NEWS RELEASE, DATED JANUARY 10, 2005

                           BENCHMARK BANKSHARES, INC.
                               KENBRIDGE, VIRGINIA
                       FOR DISTRIBUTION TO AREA NEWS MEDIA

                             /s/ Ben L. Watson, III
                       -----------------------------------
                          Ben L. Watson, III, President

                           Benchmark Bankshares, Inc.
                        Proposes Plan to Deregister with
                     the Securities and Exchange Commission

         KENBRIDGE, Virginia - Benchmark Bankshares, Inc. (OTC Bulletin Board:
BMRB) has announced that its board of directors has unanimously authorized a "going private" transaction that will result in the termination of the registration of Benchmark's common stock with the Securities and Exchange Commission (SEC).

        Over the past two years, the board of directors of Benchmark has researched the benefits of remaining a publicly traded company. The board of directors determined that, even as a publicly traded stock, there is a very limited trading market for Benchmark's shares of common stock and that shareholders have derived little benefit from the bank's status as a publicly-held corporation. The board of directors also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth. Furthermore, the board has determined that the increasing burden and expense, estimated to be in excess of $240,000 for the current year, associated with maintaining the registration of Benchmark's common stock with the SEC, is no longer cost efficient for Benchmark.

         Under the terms of the proposed transaction, Benchmark will reduce the number of shareholders of record to fewer than 300, as required for the deregistration of its common stock under the Federal securities laws. Benchmark will accomplish the reduction in the number of shareholders by amending its articles of incorporation twice. First, Benchmark will effect a reverse 1-for-2,000 share stock split and will purchase any fractional shares held after the reverse stock split. Then, Benchmark will immediately effect a forward 2,000-for-1 stock split.

         The proposed transaction will not have any effect on shareholders of record currently holding 2,000 or more shares or any shareholders who hold their shares in street name through a stockbroker or bank. The proposed transaction, however, will cash out all shareholders of record currently holding fewer than 2,000 shares at $19.00 per share. Benchmark has a large number of shareholders who own less than 2,000 shares, and it expects that the number of shareholders of record will be reduced from approximately 946 to approximately 257. The last sale price of Benchmark's common stock before filing preliminary proxy materials that cover the proposed transaction with the SEC was $17.50 on December 23, 2004. Following the proposed transaction, trades in Benchmark's common stock would be handled privately by either Benchmark or stockbrokers.

         Details of the proposed transaction may be found in Benchmark's Preliminary Proxy Statement that has been filed with the SEC. Benchmark plans to mail to each shareholder a definitive proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters. Free copies of the proxy statement, when it is mailed, and other documents filed by Benchmark will be available at the SEC's website (www.sec.gov). Free copies of the proxy statement will also be available from the company by directing requests to the attention of Janice Pernell, Treasurer, Benchmark Bankshares, Inc., P. O. Box 569, Kenbridge, VA 23944.

         Benchmark plans to hold the special shareholder meeting and consummate the proposed transaction during the first quarter of 2005. Pending the approval of this transaction, Benchmark has temporarily suspended its existing stock repurchase plan; however, it plans to reinstitute the repurchase plan following the completion of this transaction as a means to further promote the liquidity of its common stock as a private company. This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.